                                  EXHIBIT 10.41

                           GTECH HOLDINGS CORPORATION
                         MANAGEMENT STOCK BONUS PROGRAM

In order that the executive officers of the Company may participate in the ownership of the Company and its future growth, executive officers were required to receive twenty percent (20%) of their bonus for the fiscal year ending February 25, 2002 in the form of restricted shares of Holdings' Common Stock. The calculation of the portion of the bonus to be taken in stock (the "mandatory stock bonus") was determined by using the closing price of the Common Stock on the New York Stock Exchange on the last trading day of the fiscal year ending February 25, 2002, which was $50.56. In addition, the executive officers were provided with the opportunity to elect to receive any portion of the remainder of his or her bonus, in 10% increments, in the form of restricted shares of Holdings' Common Stock, so long as the same election was made for any bonus to be paid at the end of the Company's fiscal year 2003 as well. The calculation of the additional bonus taken in stock (the "optional stock bonus") was also determined using the stock price of $50.56. (The calculation of the bonus taken in stock for fiscal year 2003 will be determined by reference to the lower of the closing stock price on the first or the last trading day of fiscal year 2003, in a manner consistent with the Employee Stock Purchase Program. The closing price on the first day of fiscal year 2003 was $51.20.) Both the mandatory stock bonus and the optional stock bonus vest immediately, and are restricted from sale or transfer for a two (2) year period from the effective date of the award (April 9, 2002).

In addition, each executive officer will receive a supplemental award of restricted shares, determined using a 20% discount from the original stock price as applied to the initial 20% bonus (the "mandatory 20% discount"). The mandatory 20% discount will vest two (2) years after the effective date of the award, if the executive officer is continuously employed by the Company for such two (2) year period. If the executive officer elected to receive an optional stock bonus, he or she will be awarded a supplemental stock bonus calculated using a 20% discount from the original stock price (the "optional 20% discount"). The optional 20% discount will also vest two (2) years from the effective date provided that the executive officer is continuously employed by the Company for said two (2) year period and has retained ownership, without any transfer or assignment, of all restricted shares granted under the bonus program. Further, if the executive officer elected to receive an optional stock bonus, he or she will receive a supplemental bonus calculated using a 25% discount from the original stock price (the "optional 25% discount"). The optional 25% discount will vest if the executive officer remains continuously employed by the Company for a three (3) year period from the effective date and has retained ownership, without transfer or assignment, of all such restricted shares during that period.

If the executive officer is terminated for cause or resigns before the applicable restriction (two or three years) lapses, the mandatory 20% discount, optional 20% discount and optional 25% discount are forfeited. If the employment relationship terminates for any other reason, the stock awarded under the optional 20% and 25% discounts will vest, and the restrictions on sale or transfer of the stock continue for the two or three year period. The shares issued to the executive officers pursuant to this bonus program will be funded out of Holdings' shares held in treasury. The grant of shares is subject to the terms and conditions of an agreement with each executive officer and, for purposes of reference only, to the provisions of GTECH Holdings Corporation 2000 Omnibus Stock Option and Long-Term Incentive Plan.

                                      - 2-